Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Form 8-K/A of Sunworks, Inc. of our report dated March 3, 2021 with respect to the balance sheets of Solcius, LLC as of December 31, 2020 and 2019, the related statements of income and changes in member’s equity, and cash flows for the years ended December 31, 2020 and 2019 and the related notes.

/s/ Squire & Company PC

Orem, Utah

June 4, 2021